KraneShares Trust

June 15, 2015

PERSONAL AND CONFIDENTIAL

Michael Quain

Quain Compliance Consulting, LLC

16 Hickory Drive

East Stroudsburg, PA 18301

To:  Quain Compliance Consulting, LLC and Michael Quain:

KraneShares Trust (the “Trust”), on behalf of its various series portfolios (the “Funds”), is pleased to retain Quain Compliance Consulting, LLC (“QCC”) for the purposes of providing the services of Michael Quain (“Quain”) as the Chief Compliance Officer for the Funds, subject to the terms set forth below. If QCC and Quain are in agreement with those terms, the Funds request that each of these parties sign and return this letter agreement to the Funds.

1.          Engagement; Term. The Funds hereby engage QCC, and QCC hereby accepts such engagement and agrees to furnish Quain to serve as a Chief Compliance Officer for the Funds, upon the terms and conditions hereinafter set forth, for a term commencing on June 15, 2015 (the “Effective Date”) and (unless sooner terminated as hereinafter provided) expiring on May 31, 2016. Thereafter, this Agreement may be extended for one or more additional one year periods by written agreement signed by the parties prior to April 30, 2016, or, as applicable, prior to the end of any extension thereof. As used in this Agreement, “Term” shall be defined as the term of this Agreement and, if applicable, any extension thereof.

2.          Duties; Conduct.

(a)          During the Term, Quain shall report solely to the Board of Trustees of the Funds (the “Board”). Quain will be responsible for performing all activities as are customary for Quain’s position, as mandated by Rule 38a-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and related federal laws and regulations promulgated by the Securities and Exchange Commission or otherwise, including, but not limited to, those duties and activities annexed hereto as Exhibit A. Without limiting the generality of the foregoing, Quain will also have duties or responsibilities as may be assigned by the Board, including without limitation, attending, whether in-person or telephonically, every regularly-scheduled meeting of the Board and special meeting of the Board as requested by the Board. Quain agrees that he shall use his best efforts to perform such services faithfully and diligently and to the best of his ability.

(b)          Subject to Quain’s obligations pursuant to Section 5 of this Agreement, Quain shall not be prohibited from undertaking or entering into additional consulting agreements or other business activities, provided that the performance by Quain of his duties under such additional agreements or business activities will not impair Quain’s ability to perform his obligations under this Agreement.

3.          Compensation and Expenses.

(a)          Except as otherwise provided in Sections 4(e), as full compensation for all services to be provided by Quain hereunder, the Funds will pay QCC and QCC will accept monthly consulting fees in the amount of $[      ], payable on or about the last business day of each month. Subject to prior approval in writing by the Funds, for additional services performed by QCC that are outside of the scope of responsibilities set forth in Section 2, the Funds shall pay QCC at an hourly rate of $[      ] per hour for such services performed.

(b)          The Funds will reimburse QCC for all reasonable and necessary travel and lodging expenses as may be incurred by Quain during the Term in the performance of the duties and responsibilities assigned to him under this Agreement. Such reimbursements shall be made by the Funds on a timely basis upon submission by Quain of proper accounts therefore in accordance with the Funds’ standard procedures. All expenses in excess of $[      ] require the pre-approval of the Board.

4.          Termination.

(a)          The Funds may terminate the consulting engagement hereunder and this Agreement at any time for Cause. For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) Quain’s neglect, failure or refusal to perform his duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness); (ii) any act by or omission of Quain constituting gross negligence or willful misconduct in connection with the performance of his duties; (iii) any act or omission that could reasonably be expected to injure the reputation, business or business relationships of Quain, the Funds or any of their affiliates, monetarily or otherwise; (iv) Quain’s conviction (including conviction on a nolo contendre plea) of a felony or any crime involving, in the good faith judgment of the Funds, fraud, dishonesty or moral turpitude; (v) Quain’s failure to comply with and/or a violation by Quain of, the Funds’ internal policies and/or procedures or any laws or regulations applicable to Quain’s conduct; (vi) the breach of an obligation set forth in Section 5; or (vii) any other material breach of this Agreement by QCC or Quain.

(b)          This Agreement and the consulting engagement hereunder shall terminate upon Quain’s death, and the Funds may terminate the consulting engagement hereunder and this Agreement at any time in the event of Quain’s “Total Disability.” For purposes of this Agreement, “Total Disability” shall mean Quain’s failure to perform the duties and responsibilities contemplated under this Agreement for a period of more than ninety (90) days during any consecutive 12-month period due to physical or mental incapacity or impairment.

(c)          The Funds may terminate the consulting engagement hereunder and this Agreement without Cause at any time for any reason or no reason upon thirty (30) days’ prior written notice to QCC and Quain, without penalty.

(d)          Subject to the provision of Section 7, Quain and QCC jointly may terminate the consulting engagement hereunder and this Agreement at any time for any reason or no reason upon sixty (60) days’ prior written notice to the Funds.

(e)          In the event the Funds terminate the consulting engagement hereunder and this Agreement for Cause pursuant to Section 4(a) above, or due to Quain’s death or Total Disability pursuant to Section 4(b) or without Cause pursuant to Section 4(c) above, or if QCC and Quain jointly terminate the consulting engagement hereunder and this Agreement for any reason, the Funds shall pay to QCC (or Quain’s spouse or estate, as the case may be) within thirty (30) days after any such termination, only the following: (i) any accrued but unpaid consulting fees prorated to the date of termination pursuant to Section 3(a) above; and (ii) any accrued but unpaid approved expenses required to be reimbursed pursuant to Section 3(b) above.

5.          Work Product; Non-competition; Non-solicitation; Non-disclosure of Proprietary Information/Confidential Records.

5.1           Work Product. All records, files, memoranda, reports, customer information, client lists, documents, equipment, and the like, relating to the business of the Funds, that Quain shall use, prepare, or come into contact with, shall remain the sole property of the Funds. Quain agrees that, on request by the Funds, and in any event upon the date of termination of this Agreement and the Term, Quain shall turn over to the Funds all documents, papers, or other material in his possession and under his control which may contain or be derived from confidential information, together with all documents, notes, or other work product which is in connection with or derived from his services to the Funds whether or not such material is in his possession. Quain agrees he shall have no proprietary interest in any work product developed or used by him and arising out of this Agreement.

5.2           Non-Interference. QCC and Quain acknowledge and recognize the highly competitive nature of the businesses of the Funds and accordingly agree that during the Term, neither QCC nor Quain will, except in the course of carrying out Quain’s official responsibilities, directly or indirectly, interfere with business relationships (whether formed before or after the date of this Agreement) between the Funds or any of their affiliates and customers, suppliers, partners, members or investors of the Funds or their affiliates.

5.3           Non-Solicitation. During the Term, and for a period of 12 months following the date of termination of this Agreement and the Term, neither QCC nor Quain will recruit or hire any current employee of or consultant to the Funds, the Funds’ investment adviser, administrator(s), or any other Fund service providers (collectively “Fund Entities”) (or any person who was an employee of or consultant to any Fund Entity within the prior 18 months), or otherwise solicit or induce, directly or indirectly, or cause other persons to solicit or induce, any such employee or consultant to leave the employment or service of any Fund Entity, to become an employee of or otherwise be associated with QCC, Quain or any company or business with which QCC or Quain is or may become associated or to encourage or assist in the hiring process of any employee of or consultant to any Fund Entity or in the modification of any such employee’s or consultant’s relationship with any Fund Entity.

5.4           Proprietary    Information/Confidential Records. QCC and Quain acknowledge that, during the course of the consulting engagement hereunder, QCC and Quain will necessarily have access to and make use of customer information, trade secrets, and other proprietary information and confidential records of the Funds and the Funds’ affiliates. QCC and Quain covenants that neither of them: (i) shall, during the Term or at any time thereafter (irrespective of the circumstances under which the consulting engagement terminates) directly or indirectly, use for its or his own purpose or for the benefit of any person or entity other than the Funds, make available, sell, disclose, make known or otherwise communicate any such proprietary information and confidential records to any individual or entity other than in the course of Quain’s duties for the Funds hereunder and for the benefit of the Funds, unless such use or disclosure has been authorized in writing by the Funds or is otherwise required by law; and (ii) shall exercise care and diligence to protect such proprietary information and confidential records from any use in contravention of (i) above,

QCC and Quain further agree that neither of them shall retain, and will deliver promptly to the Funds, any confidential records following termination of the consulting engagement hereunder for any reason or upon request by the Funds. All confidential records shall be and remain the sole property of the Funds, or, as applicable, the Funds’ affiliates or service providers during the Term and thereafter.

For purposes of this Section 5, “proprietary information” shall not include information which (i) is or becomes generally available to the public other than as a result of a breach of this Agreement by QCC or Quain; (ii) was within QCC’s or Quain’s possession or knowledge prior to its being furnished to the Funds, provided that the information was not obtained in connection with the consulting engagement hereunder; or (iii) is independently developed by QCC or Quain other than in connection with the consulting engagement hereunder.

For purposes of this Section 5, “confidential records” means all correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape or electronic or other media or equipment of any kind which may be in Quain’s possession or under his control or accessible to him which contain any proprietary information of the Funds or the Funds’ affiliates.

5.5           Enforcement. QCC and Quain agree that the remedy at law for any breach or threatened breach of any covenant contained in this Section 5 would be inadequate and that the Funds, in addition to such other remedies as may be available to them at law or in equity, shall be entitled to institute proceedings in any court or courts of competent jurisdiction to obtain damages for breach of this Section 5 and injunctive relief.

6.           No Conflict. QCC and Quain covenant that neither of them is now, and shall not become, party to or subject to any agreement, contract, understanding or covenant, or under any obligation, contractual or otherwise, in any way restricting or adversely affecting QCC’s or Quain’s ability to act for the Funds in all of the respects contemplated hereby.

7.          Cooperation. QCC and Quain shall cooperate fully with the Funds in the prosecution or defense, as the case may be, of any and all actions, governmental inquiries or other legal proceedings in which QCC’s or Quain’s assistance may be requested by the Funds. Such cooperation shall include, among other things: making documents relating to the Funds or the Funds’ affiliates or service providers or any of their respective businesses in QCC’s or Quain’s custody or control available to the Funds, their counsel, or counsel to the Trustees of the Funds who are not “interested persons” (as defined in the 1940 Act) of the Funds (the “Independent Trustees”); being available for interviews by the Funds, their counsel, or counsel to the Independent Trustees; and being available to appear as a witness, at deposition, trial or otherwise. Any agreed upon additional hourly services and reasonable vouchered out-of-pocket expenses incurred by QCC or Quain in the fulfillment of its or his obligations under this Section 7 shall be reimbursed by the Funds.

The provisions of this Section 7 shall survive the termination or expiration of this Agreement and the Term; provided, however, that QCC’s and Quain’s obligations under this Section 7 subsequent to the expiration of this Agreement and the Term shall be on terms to be negotiated between QCC, Quain and the Board in good faith. Following the termination of this Agreement and the Term, QCC and Quain shall cooperate with the Funds, as requested by the Funds, to effect a transition of his responsibilities and to ensure that the Funds are aware of all matters then being handled by him. QCC and Quain shall receive compensation for such transitional services provided, however, that such additional compensation shall be subject to the prior agreement of all parties.

8.          Indemnification. The Funds shall indemnify and hold harmless QCC and Quain to the fullest extent permitted by New York law in effect on the date hereof against all actual claims, actual liabilities, reasonable attorney’s fees, actual judgements, actual expenses and actual charges in connection with the services herein, except those injuries caused by the gross negligence of Quain or QCC, or those injuries caused by deviations from Quain’s or QCC’s relevant professional standards of conduct. To the fullest extent permitted by New York law, in no event shall QCC and Quain be liable for special, consequential, exemplary or punitive damages.

9.          Insurance. During the Term of this Agreement, the Funds will ensure that QCC and Quain are included on the Funds’ Errors and Omissions policy, or such other similarly named policy, which policy shall be at the same coverage levels and upon the same terms as for the other Funds’ executives and officers, and such coverage shall be reasonable and adequate for his capacity as Chief Compliance Officer for the Funds.

10.        Notices. Any notice, consent, request or other communication made or given in accordance with this Agreement shall be in writing delivered to the party entitled thereto by: (i) personal delivery; (ii) facsimile with confirmation of receipt; or (iii) registered or certified mail, return receipt requested. The notice, consent, request or other communication shall be deemed to have been received upon personal delivery, upon confirmation of receipt of facsimile transmission, or, if mailed, three business days after mailing. Any notice, consent, request or other communication made or given in accordance with this Agreement shall be made to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

To the Funds:

John Ferguson

C/O KraneShares Trust

1350 Avenue of the Americas, 2nd Floor

New York, NY 10019

With a copy to:

Jay G. Baris

Morrison & Foerster LLP

250 W. 55th Street

New York, NY 10019

To QCC or Quain:

Quain Compliance Consulting, LLC

Michael Quain

16 Hickory Drive

East Stroudsburg, PA 18301

11.        Miscellaneous.

(a)         The failure of any party at any time to require performance by another party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.

(b)         This Agreement is a personal contract calling for the provision of unique services by Quain, and Quain’s rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by Quain or by QCC. The rights and obligations of the Funds hereunder will be binding upon and run in favor of the successors and assigns of the Funds.

(c)         Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible. Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective.

(d)         This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within that State, without regard to the principles of conflicts of law.

(e)         This Agreement sets forth the entire understanding between the parties as to the subject matter of this Agreement and merges and supersedes all prior agreements, commitments, representations, writings and discussions between the parties with respect to that subject matter. This Agreement may be terminated, altered, modified or changed only by a written instrument signed by all parties hereto.

(f)          The Section headings contained herein are for purposes of convenience only and are not intended to define or list the contents of the Sections.

(g)         The provisions of this Agreement which by their terms call for performance subsequent to termination of the Term, or of this Agreement, shall so survive such termination.

12.        Independent Contractor.

(a)          In rendering the services to be rendered by Quain hereunder, Quain shall be an independent contractor. Quain shall not be considered as having an employee status or being entitled to participate in any employee plans, arrangements or distributions by the Funds.

(b)         As an independent contractor, Quain shall be solely responsible for determining the means and methods for performing the professional and/or technical services described herein and shall have complete charge and responsibility for persons employed by Quain and engaged in the performance of the specified work, if any. All of Quain’s activities will be at his own risk and he shall have sole responsibility for arrangements to guard against physical, financial, and other risks, as appropriate.

(c)          Quain shall not act as an agent for the Funds and shall not be entitled to enter into any agreements, incur any obligations on behalf of the Funds, or be authorized to bind the Funds in any matter whatsoever.

(d)          Except as otherwise required by law, the Funds shall not withhold any sums from the payments to be made for Social Security or other federal, state or local tax liabilities or contributions, and all withholding, liabilities, and contributions shall be solely QCC’s and Quain’s responsibility.

(e)          Notwithstanding the parties’ intention and agreement that Quain be an independent contractor and not be an employee of the Funds, the parties recognize that the applicable law and proper application thereof is not always clear. Quain understands and agrees that if Quain should be classified as an employee under any such law, Quain shall remain ineligible to participate in any of the Funds’ pension, profit-sharing (including 401(k)), health, life, and all other employee benefit plans, and Quain expressly waives any right to any such benefits. The consulting fee to be paid to Quain under this agreement takes into account the fact that Quain is ineligible in all events to participate in such plans, and constitutes part of the consideration for this waiver. In addition, Quain acknowledges that policies and practices of the Funds with respect to their employees do not apply to Quain, and the terms of Quain’s engagement by the Funds are governed solely by the express provisions of this Agreement.

13.         Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York by three arbitrators in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration; provided, however, that the Funds shall be entitled to commence an action in any court of competent jurisdiction to enforce any provision of Section 5. The prevailing party in any proceeding arising under or in connection with this Agreement shall be awarded its costs and reasonable attorneys’ fees incurred in connection with such proceeding. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering such judgment or seeking enforcement of Section 5, the Funds and Quain hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Southern District of New York; (ii) any of the courts of the State of New York; or (iii) any other court having jurisdiction. The Funds and Quain hereby waive, to the fullest extent permitted by applicable law, any objection which either may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Funds and Quain hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Signature Page Follows

Please confirm your agreement with the foregoing by signing and returning the enclosed copy of this letter, following which this will be a legally binding agreement between us as of the date first written above.

Very truly yours,

KraneShares Trust

By:	/s/ John Ferguson
Name: John Ferguson
Title: Trustee
Date: 6/18/15

Accepted and Agreed:

Quain Compliance Consulting, LLC

By:	/s/ Michael Quain
Name: Michael Quain
Title: Principal
Date: 6/18/15

Accepted and Agreed:

Michael Quain

/s/ Michael Quain
Date: 6/18/15

Exhibit A

Description of Services

Quain agrees to assist the Trust in complying with the Federal Securities Laws (defined by Rule 38a-1) and meeting their responsibilities as outlined by Rule 38a-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), including compliance with its exchange- trade fund (“ETF”) relief exemption conditions from certain provisions of the 1940 Act. The scope and description of the services that Quain shall provide to the Trust, which shall include such distinctive features of an ETF, are as follows:

PHASE I - RISK MANAGEMENT AND POLICIES AND PROCEDURES REVIEW

As part of the risk management and policies and procedures review, Quain will perform the services listed below.

a) Evaluation of Internal Control Structure

1.	Conduct interviews with key employees responsible for the day-to-day operations of the Trust in relation to compliance with the Federal Securities Laws by the Trust and each investment adviser, principal underwriter, administrator, transfer agent and custodian of the Trust (collectively the “Service Providers”).
2.	Assess from the interviews the operational risks and compliance with stated policies and procedures of the Trust and its Service Providers.
3.	Review internal audit and other reports maintained by the Trust and, to the extent practicable, its Service Providers, related to compliance with the Federal Securities Laws.
4.	Review any written policies and procedures provided pursuant to Item b. below to assess the appropriateness of such documents with respect to compliance with the Federal Securities Laws by the Trust and its Service Providers.

b) Policies and Procedures

Conduct a review and assessment of the Trust’s policies and procedures pertaining to compliance with the Federal Securities Laws. This review will cover among other things, policies and procedures relating to:

•	Pricing of portfolio securities and Trust shares (creation units);
•	Processing of Trust shares (creation units) including ETF arbitrage mechanism and role of authorized participants and the creation/redemption process;
•	Identification of affiliated persons to ensure that any transactions with affiliated persons are executed in compliance with the 1940 Act;
•	Protection of nonpublic information;

•	Compliance with mutual fund governance requirements;
•	Document retention;
•	Business continuity and cybersecurity risk; and
•	Monitoring of marketing materials and public website, as required of an ETF.

In addition, Quain shall conduct a review of the policies and procedures of the Trust’s Service Providers, as they relate to the Trust’s compliance with the Federal Securities Laws.

Investment Adviser Review

The review of the policies and procedures of investment adviser shall cover, among other things, to the extent applicable to the Trust:

a)	Portfolio management processes, including allocation of investment opportunities among clients and consistency of portfolios with clients’ investment objectives, disclosures by the Trust, and applicable regulatory restrictions;
b)	Trading practices, including procedures by which the Trust satisfies its best execution obligation, uses client brokerage to obtain research and other services (“soft dollar arrangements”), and allocates aggregated trades among clients;
c)	Assessment of due diligence and monitoring oversight of Trust’s sub-advisers to determine the adequacy of compliance infrastructure and meeting the requirements of applicable federal securities laws;
d)	Personal trading activities of supervised persons;
e)	Accuracy of disclosures made to investors, clients, and regulators;
f)	Safeguarding of client assets or inappropriate use by advisory personnel;
g)	The accurate creation of required records and their maintenance in a manner that secures them from unauthorized alteration or use and protects them from untimely destruction;
h)	Marketing of advisory services, including the use of solicitors;
i)	Processes to value client holdings;
j)	Safeguards for the privacy protection of client records and information;
k)	Process and interaction with authorized participants of the Trust; and
l)	Business continuity plans and Cybersecurity Risk policy controls.

It is understood that the Chief Compliance Officer of investment adviser is primarily responsible for compliance with Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended, and for overseeing, with respect to the portfolios they advise and activities of Trust’s sub-advisers, each of the foregoing items.

Distributor Review

The review of the policies and procedures of distributor shall cover, among other things, to the extent applicable to the Trust:

a)	Offering of creation units and liaison between Trust and its authorized participants throughout creation/redemption process;
b)	Interface with investment adviser on securing and negotiating agreements with authorized participants;
c)	Accuracy of disclosures made to investors, clients, and regulators;
d)	Accurate creation of required records and their maintenance in a manner that secures them from unauthorized alteration or use and protects them from untimely destruction;
e)	Personal trading activities of supervised persons;
f)	Trust’s selling agreement process with soliciting dealers of creation units;
g)	Payments of 12b-1 fees to selling brokers;
h)	Anti-money laundering policies and procedures;
i)	Advertising review process, submission of materials to the SEC and FINRA for approval and the maintenance of advertising review records; and

Administrator, Fund Accountant, Transfer Agent and Custodian Review

The review of the policies and procedures of administrator, fund accountant, transfer agent and custodian shall cover, among other things, to the extent applicable to the Trust:

a)	The accuracy of disclosures made to investors, clients, and regulators;
b)	Maintenance of records including board materials and correspondence with regulators;
c)	Personal trading activities of supervised persons;
d)	Processes to ensure timely filing of regulatory statements and reports;
e)	Auditors comments noted in SSAE 16 reports;
f)	Anti-money laundering policies and procedures;
g)	Processing of creation/redemption orders by authorized participants, issuance of shares in creation units for settlement with purchasers, recordkeeping of outstanding ETF shares and authorized participant records;
h)	Transmission of purchase and redemption records to clients and exchanges and processing the payment of distributions;
i)	Custodial safeguarding of Trust’s underlying securities, creation of portfolio composition files (creation baskets) , trade processing, settlement and clearing of creation units and underlying securities; and
j)	Business continuity plans.

As part of the review, Quain may rely on summaries, certifications, attestations, compliance testing/reviews or statements prepared by the chief compliance officers of a Service Provider or a third party.

Each Service Provider is responsible for proper development and implementation of its policies and procedures. Although Quain performs a review of each Service Provider’s policies, procedures and standard business practices, Quain is not responsible and cannot ensure that all necessary policies are adopted and implemented by such Service Provider.

PHASE II - AMENDING AND DRAFTING OF POLICIES AND PROCEDURES

Based on the analysis performed under Phase I, Quain will conduct any additional research that is necessary in order to ensure that the current practices of the Trust are in compliance with the Federal Securities Laws and relevant rules promulgated thereunder. Additionally, Quain will recommend amendments and draft policies and procedures for the areas identified in Phase I, including amending the policies and procedures as they pertain to:

a.	Consistency with regulatory expectations of risk based policies and procedures;
b.	Maintaining compliance with SEC regulations, under Rule 38a-1 under the 1940 Act; and
c.	Consistency within the structure, organization, and format of the policies and procedures.

Any amendments to the policies and procedures drafted by Quain will be based on industry best practices and regulatory pronouncements and will be presented to the Trust’s Board for approval.

PHASE III – MONITORING AND BOARD REPORTING

Quain will create any appropriate records and monitor the Trust’s Compliance Program for effectiveness, including periodic dialogue with key compliance personnel at the Trust’s Service Providers.

Quain will conduct an annual review to assess compliance with the Trust’s Compliance Program and its overall effectiveness, and will prepare a written report to the Trust’s Board annually, within sixty calendar days of the completion of the annual review, that addresses the operation of the policies and procedures of the Trust and its Service Providers, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review, and each “Material Compliance Matter” as defined in Rule 38a-1 of the 1940 Act.